Exhibit 99.1

Abbott Reports 16 Percent Earnings Growth in First Quarter; Confirms Double-Digit Earnings Growth Outlook for 2009

— Adjusted EPS Growth of 15.9 Percent (GAAP EPS Growth of 53.3 Percent) —
— Confirms Double-Digit EPS Guidance Range for 2009 —
— Increased 2009 Dividend by 11 Percent —

ABBOTT PARK, Ill., April 15, 2009 — Abbott today announced financial results for the first quarter
Financial:	ended March 31, 2009.
John Thomas
(847) 938-2655 Larry Peepo (847) 935-6722 Tina Ventura (847) 935-9390	•

Diluted earnings per share, excluding specified items, were $0.73, reflecting 15.9 percent growth, and $0.03 above the mid-point of Abbott’s previous first-quarter guidance range. Diluted earnings per share under Generally Accepted Accounting Principles (GAAP) were $0.92, up 53.3 percent.

•

Worldwide operational sales, which excludes an unfavorable 6.1 percent effect of exchange rates, increased 5.4 percent. Reported sales, including the impact of exchange, declined 0.7 percent. Excluding the expected decline in Depakote® sales, due to generic competition, worldwide operational sales increased 8.9 percent.

Media: Melissa Brotz (847) 935-3456 Scott Stoffel (847) 936-9502
•

Worldwide medical products operational sales, which excludes an unfavorable 6.8 percent effect of exchange rates, increased 15.6 percent. Global vascular sales increased more than 40 percent driven by the continued success of the XIENCE V® drug-eluting stent (DES).

•

Worldwide pharmaceutical operational sales, which excludes an unfavorable 6.6 percent effect of exchange rates, increased 0.9 percent. The decline in Depakote sales lowered worldwide pharmaceutical sales growth by 6.1 percentage points. Global HUMIRA® operational sales increased 27.7 percent, which excludes an unfavorable 11.0 percent effect of exchange rates.

•

Global nutritional operational sales, which excludes an unfavorable 4.2 percent effect of exchange rates, increased 10.6 percent. Reported sales increased 6.4 percent. International nutritional operational sales increased 17.7 percent.

“Our first-quarter results demonstrate again the value of a well-balanced and highly diverse portfolio of businesses capable of top-tier earnings performance in even the most difficult market conditions,” said Miles D. White, chairman and chief executive officer, Abbott. “This quarter our collective businesses delivered mid-teens earnings-per-share growth, including continued strong double-digit operational sales growth in global nutritionals, global vascular and international pharmaceuticals.  We also saw significant profitability improvements in our vascular and diagnostics segments.”

The following is a summary of first-quarter 2009 sales.

Quarter Ended 3/31/09 (dollars in millions)		% Change vs. 1Q08
	Sales	Operational	Foreign Exchange	Reported

Total Sales*	$6,718	5.4	(6.1)	(0.7)

Total International Sales	$3,717	10.9	(11.1)	(0.2)

Total U.S. Sales*	$3,001	(1.3)	—	(1.3)

Worldwide Pharmaceutical Sales*	$3,636	0.9	(6.6)	(5.7)

International Pharmaceuticals	$2,109	12.4	(12.1)	0.3

U.S. Pharmaceuticals*	$1,527	(12.9)	—	(12.9)

Worldwide Nutritional Sales	$1,181	10.6	(4.2)	6.4

International Nutritionals	$574	17.7	(8.8)	8.9

U.S. Nutritionals	$607	4.2	—	4.2

Worldwide Diagnostics Sales	$816	6.0	(7.8)	(1.8)

International Diagnostics	$594	6.2	(10.5)	(4.3)

U.S. Diagnostics	$222	5.4	—	5.4

Worldwide Vascular Sales	$645	47.2	(4.5)	42.7

International Vascular	$250	13.8	(8.6)	5.2

U.S. Vascular	$395	84.2	—	84.2

Other Sales	$440	(9.7)	(5.3)	(15.0)

* Sales comparison reflects the expected impact of generic Depakote competition. See Q&A answer 1 for further discussion.

Note:  See “Consolidated Statement of Earnings” for more information.

The following is a summary of Abbott’s first-quarter 2009 sales for selected products.

Quarter Ended 3/31/09	U.S.		International(1)		Global
(dollars in millions)		% Change		% Change		% Change
	Sales	vs. 1Q08	Sales	vs. 1Q08	Sales	vs. 1Q08

Pharmaceutical Products
HUMIRA	$410	2.0	$614	29.0	$1,024	16.7
Kaletra	$85	(25.1)	$207	(13.6)	$292	(17.3)
TriCor/TRILIPIX	$253	3.0	—	—	$253	3.0
Lupron	$133	n/m	$59	(7.7)	$192	n/m
Niaspan	$178	1.1	—	—	$178	1.1
Depakote(2)	$110	(67.6)	$19	(19.4)	$129	(64.5)
Synthroid	$86	(8.4)	$19	(11.4)	$105	(8.9)

Nutritional Products
Pediatric Nutritionals	$295	(3.2)	$336	14.7	$631	5.6
Adult Nutritionals	$288	6.2	$238	1.8	$526	4.2

Medical Products
Core Laboratory Diagnostics	$145	1.3	$550	(5.1)	$695	(3.9)
Coronary Stents	$267	255.2	$135	18.1	$402	112.4
Diabetes Care	$120	(12.1)	$164	(13.2)	$284	(12.7)
Molecular Diagnostics	$34	15.8	$33	9.9	$67	12.7
Medical Optics(3)	$45	n/m	—	—	$45	n/m

(1) The impact of foreign exchange on international sales can be found on the subsequent page.

(2) Sales comparison reflects the expected impact of generic competition.

(3) Includes approximately one month of U.S. sales as the acquisition of Advanced Medical Optics (AMO) closed on Feb. 25, 2009.

n/m = Not meaningful

The following summarizes the impact of foreign exchange on international sales for selected products.

Quarter Ended 3/31/09		International Sales
(dollars in millions)	International	% Change vs. 1Q08
	Sales	Operational	Foreign Exchange	Reported
Pharmaceutical Products
HUMIRA	$614	49.4	(20.4)	29.0
Kaletra	$207	(1.5)	(12.1)	(13.6)
Lupron	$59	9.7	(17.4)	(7.7)
Depakote	$19	(0.7)	(18.7)	(19.4)
Synthroid	$19	10.9	(22.3)	(11.4)

Nutritional Products
Pediatric Nutritionals	$336	21.9	(7.2)	14.7
Adult Nutritionals	$238	12.5	(10.7)	1.8

Medical Products
Core Laboratory Diagnostics	$550	5.2	(10.3)	(5.1)
Coronary Stents	$135	26.9	(8.8)	18.1
Diabetes Care	$164	0.8	(14.0)	(13.2)
Molecular Diagnostics	$33	24.4	(14.5)	9.9

Business Highlights

•                  Presented Long-Term XIENCE V® Data at ACC — Three-year data was presented from the SPIRIT II clinical trial of Abbott’s drug-eluting stent, XIENCE V, demonstrated that the clinical advantages of XIENCE V continued to increase between two and three years compared to Boston Scientific’s TAXUS® Express2™/TAXUS® Liberte™ drug-eluting stents. Between two and three years, XIENCE V maintained a low cardiac death rate of 0.5 percent, while the observed cardiac death rate for TAXUS Express2/Liberte more than tripled to 4.2 percent; and XIENCE V maintained a low, single-digit major adverse cardiac event (MACE) rate of 6.4 percent, while the MACE rate for TAXUS Express2/Liberte increased 40 percent to 14.9 percent. No stent thrombosis occurred for XIENCE V between two and three years, maintaining a low rate of stent thrombosis (1.0 percent). The stent thrombosis rate for TAXUS Express2/Liberte at three years increased to 2.9 percent.

•                  Presented TRILIPIX™ / CRESTOR® Combination Data at ACC — A new study of Abbott’s fenofibric acid, TRILIPIX, used in combination with the lowest available dose of CRESTOR (5 mg) showed that the combination led to greater improvements in all three lipids — LDL, HDL and triglycerides — than the corresponding monotherapies. TRILIPIX has now been studied with all of the most commonly prescribed doses of CRESTOR (5, 10 and 20 mg) in large, controlled clinical trials. In all studies, TRILIPIX combination therapy improved HDL and triglycerides compared to CRESTOR alone and improved LDL compared to TRILIPIX alone. These data will support the U.S. regulatory submission for the TRILIPIX / CRESTOR fixed dose combination, now planned for the third quarter of this year.

•                  Announced Next Phase of the ABSORB Clinical Trial; The Lancet Publishes Two-Year Results — Abbott announced the initiation of the next phase of the ABSORB clinical trial to evaluate the safety and performance of the company’s fully bioabsorbable drug-eluting coronary stent currently in development. This second phase of the ABSORB clinical trial will enroll approximately 80 patients at 10 centers in Europe, Australia and New Zealand, and will incorporate device enhancements designed to improve deliverability and vessel support. Also, a comprehensive analysis published in The Lancet from the ABSORB clinical trial demonstrated that Abbott’s bioabsorbable drug-eluting stent successfully treated coronary artery disease and was absorbed into the walls of treated arteries within two years.

•                  Launched VOYAGER™ NC Coronary Balloon Catheter — Abbott launched VOYAGER NC Coronary Dilatation Catheter, a next-generation balloon dilatation catheter with high-pressure capability designed to optimize the treatment of patients with coronary artery disease during angioplasty procedures.

•                 Completed Acquisition of Advanced Medical Optics — Abbott completed its acquisition of Advanced Medical Optics (AMO). Renamed Abbott Medical Optics, AMO strengthens and expands Abbott’s medical device business by adding a leader in vision care.

•                 Initiated Phase 1 Clinical Trial for ABT-450 HCV Protease Inhibitor — Abbott and Enanta Pharmaceuticals announced the advancement of their Hepatitis C (HCV) collaboration with a first-in-human study evaluating ABT-450, an oral protease inhibitor for the treatment of chronic HCV. ABT-450 is the third Abbott compound currently in human trials for the treatment of HCV.

•                 Received FDA Clearance for New CELL-DYN® Emerald™ Hematology Instrument — Abbott announced it received 510(k) clearance from the U.S. Food and Drug Administration (FDA) for its new, compact hematology instrument, CELL-DYN Emerald for small to mid-sized clinical laboratories.

Abbott confirms double-digit earnings-per-share growth outlook for 2009

Abbott is confirming previously issued earnings-per-share guidance for the full-year 2009 of $3.65 to $3.70 under both Generally Accepted Accounting Principles (GAAP) and on a non-GAAP, or adjusted basis. The midpoint of this 2009 guidance range reflects double-digit growth over 2008 earnings per share.

For the first time, Abbott is providing earnings-per-share guidance for the second-quarter 2009 of $0.87 to $0.89, excluding specified items. Abbott forecasts net specified items for the second-quarter 2009 of approximately $0.07 per share, primarily associated with previously announced acquisitions and cost reduction initiatives. Including these specified items, projected earnings per share under GAAP would be $0.80 to $0.82 for the second-quarter 2009.

Abbott declares quarterly dividend; double-digit increase over prior year

On Feb. 20, 2009, the board of directors of Abbott declared the company’s quarterly common dividend of 40 cents per share, an 11 percent increase over the prior year. The cash dividend is payable May 15, 2009, to shareholders of record at the close of business on April 15, 2009. This marks the 341st consecutive dividend paid by Abbott since 1924.

About Abbott

Abbott is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including nutritionals, devices and diagnostics. The company employs more than 72,000 people and markets its products in more than 130 countries.

Abbott’s news releases and other information are available on the company’s Web site at www.abbott.com. Abbott will webcast its live first-quarter earnings conference call through its Investor Relations Web site at www.abbottinvestor.com at 8 a.m. Central time today. An archived edition of the call will be available after 11 a.m. Central time.

— Private Securities Litigation Reform Act of 1995 —

A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. Abbott cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Item 1A, “Risk Factors,” to our Annual Report on Securities and Exchange Commission Form 10-K for the year ended Dec. 31, 2008, and are incorporated by reference. Abbott undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments.

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

First Quarter Ended March 31, 2009 and 2008

(in millions, except per share data)

(unaudited)

	2009	2008	% Change

Net Sales	$6,718	$6,766	(0.7)

Cost of products sold	2,936	2,961	(0.8)
Research and development	650	620	5.0
Acquired in-process research and development	—	19	n/m
Selling, general and administrative	2,071	2,018	2.6
Total Operating Cost and Expenses	5,657	5,618	0.7

Operating earnings	1,061	1,148	(7.6)

Net interest expense	88	93	(5.4)
Net foreign exchange (gain) loss	14	6	n/m
(Income) from TAP Pharmaceutical Products Inc. joint venture	—	(102)	n/m
Other (income) expense, net	(974)	(10)	n/m	1)
Earnings before taxes	1,933	1,161	66.5
Taxes on earnings	494	223	n/m

Net Earnings	$1,439	$938	53.4

Net Earnings Excluding Specified Items, as described below	$1,142	$988	15.6	2)

Diluted Earnings Per Common Share	$0.92	$0.60	53.3

Diluted Earnings Per Common Share, Excluding Specified Items, as described below	$0.73	$0.63	15.9	2)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options and Awards	1,556	1,561

1)              Other (income) expense, net in 2009 includes the derecognition of a contingent liability ($797 pre-tax, $505 after-tax) and ongoing contractual payments from Takeda associated with the conclusion of the TAP joint venture.  The gain related to the derecognition of the contingent liability is excluded from on-going operations as discussed below and in Q&A answer 5.

2)              2009 Net Earnings Excluding Specified Items excludes an after-tax gain of $505, or $0.32 per share, relating to the derecognition of a contingent liability that was recorded in connection with the conclusion of the TAP joint venture.  This was partially offset by $60, or $0.04 per share, relating to costs associated with the acquisition of Advanced Medical Optics (AMO), $41, or $0.02, per share for a litigation settlement and $107, or $0.07 per share, for cost reduction initiatives and costs associated with a delayed product launch.

2008 Net Earnings Excluding Specified Items excludes after-tax charges of $37, or $0.02 per share, for cost reduction initiatives and other, $15, or $0.01 per share, for acquired in-process research & development related to a molecular diagnostic technology investment and $7, or $0.01 per share, for acquisition integration; partially offset by an after-tax gain of $9, or $0.01 per share, on sales of Boston Scientific stock.

NOTE: See attached questions and answers section for further explanation of Consolidated Statement of Earnings line items.

n/m = Percent change is not meaningful.

Questions & Answers

Q1)                        What impacted the growth of pharmaceutical sales, including HUMIRA?

A1)                            International pharmaceutical operational sales increased 12.4 percent, excluding a 12.1 percent negative impact from exchange. Internationally, operational growth for HUMIRA was nearly 50 percent, in line with recent quarters, and in line with our expectations. However, there was a 20-percentage point negative impact of exchange on international HUMIRA sales, which was more unfavorable than our original estimate. International anti-TNF market growth trends remain strong, and HUMIRA maintains a market-leading position in many of the international markets. Synthroid, Lupron and Norvir also contributed to the international growth, as well as a number of other established products.

As expected, U.S. pharmaceutical sales reflected the first quarter impact of generic competition for both forms of Depakote; Depakote DR and Depakote ER. This resulted in a $230 million decline in Depakote sales in the first quarter, reducing U.S. pharmaceutical sales growth by more than 13 percentage points. Total U.S. pharmaceutical sales were approximately $150 million below our expectations for the quarter, due to somewhat slower-than-expected market growth in certain segments, including self-injectable anti-TNF’s, and a related one-time reduction in customer purchases.  HUMIRA accounted for somewhat more than half of the $150 million. In the U.S., HUMIRA continues to grow significantly faster than the market and continues to gain market share. Total U.S. HUMIRA prescriptions increased approximately 18 percent in the first quarter compared to the prior year, indicating strong underlying demand.

For the full-year 2009, Abbott is forecasting global HUMIRA operational sales growth of 25 to 30 percent, excluding the negative impact of exchange, and global HUMIRA reported sales growth of 15 to 20 percent, including exchange. This includes forecasted international reported sales growth of more than 20 percent, including an expected negative impact from exchange approaching 20 percent, and U.S. HUMIRA growth in the low double-digits. Our updated full-year HUMIRA forecast captures current market dynamics as well as negative exchange rate trends.

Also in the quarter, we launched TRILIPIX, our next generation fenofibric acid. Uptake has been driven by the safety and efficacy data and labeled indication for use of TRILIPIX in combination with statins. Also, we are now forecasting an earlier-than-expected FDA submission for the fixed-dosed combination of TRILIPIX and CRESTOR. This submission is now expected in the third quarter of this year.

Questions & Answers (continued)

Q2)                        What drove the 15.6 percent operational increase in global medical products sales and strong global nutritional products sales?

A2)                            Medical products operational sales increased 15.6 percent, excluding 6.8 percent negative exchange. Strength in the quarter reflects more than 40 percent growth in worldwide vascular sales and continued double-digit growth in the molecular business.

Vascular sales were driven by the continued successful uptake of XIENCE V. We have seen continued steady improvement in the U.S. DES market, with DES penetration in the mid-70s, up more than 10 percentage points from the first quarter of last year. Percutaneous coronary intervention (PCI) volumes were up in the low-single digits from the first quarter of last year.

Worldwide nutritional products operational sales increased nearly 11 percent, excluding 4.2 percent negative exchange. This reflects continued strong growth in key emerging markets, including Latin America and Asia, where Abbott recently opened a new 500,000 square foot state-of-the-art nutritionals manufacturing facility in Singapore. This plant will support the growing demand in the Asian markets. U.S. nutritional sales increased 4.2 percent.

Q3)                        What was the first-quarter gross margin ratio?

A3)                            The gross margin ratio before and after specified items is shown below (dollars in millions):

	1Q09
	Cost of Products Sold	Gross Margin	Gross Margin %
As reported	$2,936	$3,782	56.3%
Adjusted for specified items:
Acquisition Integration	$(5)	$5	0.1%
Cost reduction initiatives and other	$(116)	$116	1.7%
As adjusted	$2,815	$3,903	58.1%

The adjusted gross margin ratio was 58.1 percent, an improvement of 130 basis points from the prior year. Improvement was driven primarily by improved operating performance of the diagnostic and vascular businesses, and occurred despite the negative impact from lower Depakote sales. The gross margin ratio in the quarter was in line with our previous guidance.

Q4)        How did R&D and SG&A investment compare to the company’s guidance?

A4)                         Both SG&A and R&D as a percentage of sales were in line with our forecast for the quarter. Ongoing R&D expense, excluding specified items, was 9.5 percent of sales, reflecting continued investment in our pipeline, including programs in vascular devices, biologics, neuroscience, oncology and HCV. Ongoing SG&A expense, excluding specified items, was somewhat less than 29 percent of sales, a decline from the prior year. We expect to deliver significant SG&A leverage in 2009, as we are forecasting a reduction in full-year ongoing SG&A as a percentage of sales of more than 100 basis points compared to 2008.

Questions & Answers (continued)

Q5)                        How did specified items affect reported results?

A5)                         Specified items impacted first-quarter results as follows:

	1Q09
(dollars in millions, except earnings-per-share)	Earnings
	Pre-tax	After-tax	EPS
As reported	$1,933	$1,439	$0.92
Adjusted for specified items:
Gain on derecognition of a contingent liability	$(797)	$(505)	$(0.32)
Acquisition integration	$73	$60	$0.04
Litigation settlement	$50	$41	$0.02
Cost reduction initiatives and other	$131	$107	$0.07
As adjusted	$1,390	$1,142	$0.73

Gain on the derecognition of a contingent liability relates to the conclusion of the TAP joint venture, as product approvals occurred during the quarter that eliminated the contingency. Acquisition integration relates to the acquisition of Advanced Medical Optics (AMO), which closed during the quarter. Litigation settlement relates to previously announced litigation that was resolved during the first quarter. Cost reduction initiatives include actions to improve efficiencies, including the previously announced efforts in the core laboratory diagnostic business. Other costs are primarily associated with a delayed product approval.

The pre-tax impact of specified items by Consolidated Statement of Earnings line item is as follows (dollars in millions):

	1Q09
	Cost of Products Sold	R&D	SG&A	Other (Income) Expense, Net
As reported	$2,936	$650	$2,071	$(974)
Adjusted for specified items:
Gain on derecognition of a contingent liability	—	—	—	$(797)
Acquisition integration	$5	—	$56	$12
Litigation settlement	—	—	$50	—
Cost reduction initiatives and other	$116	$16	$32	$(33)
As adjusted	$2,815	$634	$1,933	$(156)

Q6)        What was the tax rate in the quarter?

A6)                         The tax rate this quarter, excluding specified items, was 17.8 percent, in line with the previous forecast. We continue to forecast a full-year 2009 tax rate of 17.5 to 18.0 percent. The reported tax rate is reconciled to the ongoing rate below:

	1Q09
	Pre-tax	Income	Tax
	Income	Tax	Rate
As reported	$1,933	$494	25.6%
Specified items	$543	$246	45.4%
Excluding specified items	$1,390	$248	17.8%

Questions & Answers (continued)

Q7)                        What are the key areas of focus in Abbott’s broad-based pipeline?

A7)                         Abbott is advancing leading-edge scientific discoveries across the company, including:

•                  Lipid Management

•                  In January of this year, we launched TRILIPIX, Abbott’s next-generation fenofibric acid.   The early stages of the launch have exceeded our expectations. Development is nearing completion for the fixed-dose combination of TRILIPIX and CRESTOR and we are now planning to submit a New Drug Application in the third quarter of this year, earlier than our original expectations.

•                  Oncology

•                  Abbott’s oncology pipeline includes targeted therapies that represent promising, unique scientific approaches to treating cancer. Our collaboration with Genentech to develop two Abbott-discovered compounds continues to progress. These compounds include ABT-869, a multi-targeted kinase inhibitor and ABT-263, a Bcl-2 family protein antagonist. We anticipate beginning pivotal studies for ABT-263 later this year.

•                  Abbott’s oncology research also includes a PARP-inhibitor, which prevents DNA repair in cancer cells, enhancing the effectiveness of current cancer therapies.

•                  Neuroscience

•                  Abbott is conducting innovative research in neuroscience, where we have developed compounds that target receptors in the brain that help regulate mood, memory and other neurological functions to address conditions such as attention deficit hyperactivity disorder, Alzheimer’s disease and schizophrenia.

•                  Immunology

•                  Abbott’s scientific experience with the anti-TNF biologic HUMIRA serves as a strong foundation for our continuing research in immunology. HUMIRA has several indications in Phase III including ulcerative colitis and pediatric Crohn’s disease. Also in Phase III is ABT-874, Abbott’s anti-IL 12/23 biologic for psoriasis and Crohn’s disease. We are also working to advance development of our early discovery programs, including oral DMARD therapies, as well as other potential biologic targets.

•                  Additionally, our proprietary DVD-ig technology represents an innovative approach that can target multiple disease-causing antigens with a single biologic agent.

Questions & Answers (continued)

Q7)                           What are the key areas of focus in Abbott’s broad-based pipeline? (continued)

A7)                            (continued)

•                  Hepatitis C

•                  Abbott’s antiviral program is focused on the treatment of hepatitis C, a disease that affects more than 180 million people worldwide. Abbott’s broad-based hepatitis C program includes our partnership with Enanta Pharmaceuticals to develop protease inhibitors as well as our internal polymerase inhibitor program. Abbott has three HCV compounds in clinical development.

•                  Vascular Devices

•                  XIENCE PRIME — Abbott’s next-generation DES that capitalizes on the proven attributes of XIENCE V while improving deliverability, especially in longer lengths and complex anatomy. We expect to launch XIENCE PRIME in Europe by year-end 2009.

•                  XIENCE Nano — XIENCE V for small vessels in the U.S. This 2.25 diameter stent has been available in Europe since early 2008.

•                  Bioabsorbable DES — DES that is gradually absorbed into the vessel wall — much like sutures are absorbed after healing a wound — with the potential to return the vessel to full motion. Abbott has the most advanced bioabsorbable DES clinical program, with an opportunity to reach the market years ahead of competitors.

•                  Core products — Devices in active development include a next-generation bare metal stent, frontline and high-pressure balloons, and new guidewire.

•                  Endovascular products — Self-expanding and balloon-expanding peripheral stents, including the Absolute Pro and Omnilink Elite Peripheral Stent Systems, and the Emboshield Nav6 Embolic Protection Device for carotid stenting.

###